Exhibit 99.1

Leadis Technology Reports Fourth Quarter 2004 Financial Results

SUNNYVALE, California — January 27, 2005 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced results for the fourth quarter of 2004, ended December 31, 2004. Revenues for the fourth quarter were $33.3 million, down 17% from $40.2 million for the same period in 2003. Leadis posted its ninth successive quarter of profitability, reporting net income for the fourth quarter of $1.8 million. For the fiscal year 2004, Leadis reported revenues of $150.3 million, 78% higher than 2003, and net income of $17.6 million, 38% higher than 2003.

Financial Results

Revenues of $33.3 million for the fourth quarter of 2004 were in line with the guidance provided at the last earnings call and reflected a decline sequentially from $40.9 million in the third quarter of 2004. Under generally accepted accounting principles (GAAP), fourth quarter net income was $1.8 million as compared to $5.0 million in the third quarter, resulting in diluted net income per share of $0.06, slightly below original guidance and in line with guidance provided on January 10, 2005. This compares to diluted net income per share of $0.16 in the third quarter of 2004.

Leadis reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP, or pro-forma, basis. Pro-forma results, where applicable, exclude the effect of amortization of stock-based compensation. Pro-forma net income for the fourth quarter of 2004 was $2.8 million or $0.09 per diluted share, as compared to net income of $6.1 million or $0.20 per diluted share in the third quarter of 2004, and $7.4 million or $0.31 per diluted share in the fourth quarter of 2003. The company reported cash and short-term investments of $109.0 million as of December 31, 2004, a slight decrease from the $111.1 million reported as of September 30, 2004.

For 2004, revenues increased 78% to $150.3 million from $84.5 million in 2003. On a GAAP basis, 2004 net income was $17.6 million or $0.63 per diluted share, representing an increase from $12.8 million in 2003. On a pro-forma basis, 2004 net income increased 64% to $22.0 million as compared to $13.5 million in 2003.

Business Summary

Fourth quarter net sales were $33.3 million. Although STN product revenues increased by 16% sequentially, OLED revenues declined 64%, resulting in an overall revenue decline quarter over quarter. Unit shipments for the fourth quarter increased to a record 15.6 million units from 14.7 million units in the third quarter. For the fiscal year 2004, Leadis shipped 56 million IC drivers.

In the fourth quarter, Leadis began volume shipments of the LDS176, a shrink version of the LDS172, a 4K color STN driver. The company also announced customer sampling of LDS184, a 65K color STN product, extending the next generation color STN products to a wider handset market, and the sampling of four 262K color TFT drivers, which enable high-quality screen resolution on a variety of multimedia handsets. Total products in volume production increased to ten at the end of the fourth quarter from four at the beginning of the year.

“Our unit sales increased sequentially in the fourth quarter to record levels,” said Dr. Ken Lee, Executive Vice President and Chief Technology Officer. “However, revenues declined because of selling price erosion and a change in the mix of products away from OLED technology products in favor of older, lower-priced 4K color STN products.”

“There is a discernable shift in the market to next generation display drivers,” said Dr. Steve Ahn, President and CEO. “Customers have begun adopting the 65K color STN products as well as TFT products to replace older generation monochrome and STN displays. We expect to see these newer products gain a larger share of the market through 2005.”

Business Outlook

“Demand for our 4K color STN products is expected to decline significantly in the first quarter of 2005,” said Dr. Ahn. “We do not expect shipments of our newer 65K color STN products and TFT products to offset the decline in revenue from the older generation products this quarter. Additionally, we do not see signs of OLED demand recovering in the first half of the year and, furthermore, price pressures in the handset market, resulting in lower component prices, have not yet abated.”

“However, we expect to see a strong second half performance in 2005 for several reasons,” said Dr. Ahn. “First, current customer activity indicates we should see increased volume shipments of our newer generation products. Second, we expect to increase both our Tier 1 and Tier 2 customer base as well as increase penetration into our existing Tier 1 accounts. Third, we are seeing encouraging signs that the OLED market could revive in the second half of the year with demand expanding in other application areas such as the MP3 market, and finally, the handset market should continue to experience unit growth in 2005.”

Based on information currently available to the company, expectations for the first quarter of 2005 are as follows:

•	Revenues are expected to be between $11 and $14 million.

•	Gross margin, which varies with product mix, selling price and unit costs, is expected to be approximately 28% to 30%.

•	GAAP loss per basic share is expected to be between $0.06 and $0.08 and between $0.04 and $0.06 on a pro-forma basis.

Conference Call Today

Leadis Technology will broadcast its conference call discussion of fourth quarter 2004 financial results today, Thursday, January 27, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

To listen to the call, dial 800-406-5356 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial 888-203-1112. The confirmation code is 0547969.

A live webcast of the call will be available on the investor relations section of the company’s web site, http://ir.leadis.com. An archived webcast of the call will remain available until the next earnings call.

IR Contact:

Sunil Mehta

(408) 387-8816

ir@leadis.com

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Non-GAAP Financial Measures

Leadis reports financial information in accordance with generally accepted accounting principles (GAAP), but believes that non-GAAP, or pro-forma, financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the company also uses calculations of (i) non-GAAP net income, which represents net income excluding the effect of the amortization of stock-based compensation; and (ii) non-GAAP basic and diluted net income per share, which represents basic and diluted net income per share excluding the effect of the amortization of stock-based compensation. The company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the company analyzes its operating results and to provide consistency and comparability with similar companies in the company’s industry. Investors should note, however, that the non-GAAP financial measures used by the company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. The company does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of GAAP net income to non-GAAP net income is included in the financial statements portion of this release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Language

This press release regarding financial results for the quarter ended December 31, 2004 and expectations for the first quarter of 2005 and fiscal year 2005 contains forward-looking statements based on Leadis’ current expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the company’s current views and assumptions but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the company may not be able to maintain its current revenue growth rate or gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; the company’s dependence on a limited number of products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks that the company’s products may not gain broad acceptance in markets other than mobile handsets; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that the company’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to the company’s lack of long-term supply contracts with its foundries; risks that the company may not be able to manage its growth; risks with managing international activities; intellectual property litigation risks; the semiconductor industry’s cyclical nature; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to the company’s final prospectus filed with the SEC on June 16, 2004, in the sections titled Risk Factors and Special Note Regarding Forward-Looking Statements, which is available at www.leadis.com, and in the company’s Form 10-Q for the quarter ended September 30, 2004. (LDISG)

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended Dec. 31,
	Dec. 31, 2004	Sep. 30, 2004	Dec. 31, 2003	2004	2003
Revenue	$33,264	$40,898	$40,178	$150,250	$84,456
Costs and expenses:
Cost of revenue	23,669	26,205	24,706	97,725	54,305
Research and development	3,783	3,499	3,130	13,234	6,488
Selling, general and administrative	1,605	1,726	1,055	6,053	3,376
Stock based compensation	1,005	1,099	350	4,222	716

Total costs and expenses	30,062	32,529	29,241	121,234	64,885

Operating income	3,202	8,369	10,937	29,016	19,571

Interest and other income, net	142	314	(106)	956	59

Income before provision for income taxes	3,344	8,683	10,831	29,972	19,630
Provision for income taxes	1,592	3,723	3,791	12,379	6,870

Net income	$1,752	$4,960	$7,040	$17,593	$12,760

Net income per share:
Basic	$0.06	$0.18	$0.34	$0.72	$0.62

Diluted	$0.06	$0.16	$0.30	$0.63	$0.55

Shares used in computing net income per share:
Basic	27,501	27,187	20,647	24,469	20,572
Diluted	30,849	30,615	23,826	27,817	23,130

LEADIS TECHNOLOGY, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended			Year Ended Dec. 31,
	Dec. 31, 2004	Sep. 30, 2004	Dec. 31, 2003	2004	2003
GAAP net income	$1,752	$4,960	$7,040	$17,593	$12,760
Adjustments:
Cost of revenue due to stock based comp.	72	77	10	269	21
Stock based compensation	1,005	1,099	350	4,222	716

Adjusted net income	$2,829	$6,136	$7,400	$22,084	$13,497

Shares used in computing GAAP net income per share:
Basic	27,501	27,187	20,647	24,469	20,572
Diluted	30,849	30,615	23,826	27,817	23,130
Adjusted net income per share:
Basic	$0.10	$0.23	$0.36	$0.90	$0.66

Diluted	$0.09	$0.20	$0.31	$0.79	$0.58

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	Dec. 31,	Sep. 30,	Dec. 31,
	2004	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$87,562	$100,971	$22,956
Restricted cash	—	—	1,500
Short-term investments	21,411	10,099	—
Accounts receivable, net	30,423	27,716	28,213
Inventory	6,080	7,894	5,863
Prepaid expenses and other current assets	7,769	4,143	1,425

Total current assets	153,245	150,823	59,957
Property and equipment, net	2,103	1,876	979
Other assets	894	1,042	716

Total assets	$156,242	$153,741	$61,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,510	$22,832	$25,123
Accrued liabilities	3,977	5,468	3,595
Taxes payable	4,083	752	4,281
Deferred revenue	107	161	488

Total current liabilities	28,677	29,213	33,487
Other noncurrent liabilities	242	479	258
Commitments
Mandatorily redeemable convertible preferred stock	—	—	14,300
Stockholders’ equity:

Common stock and additional paid-in capital	102,471	102,093	6,604

Deferred stock-based compensation	(3,336)	(4,480)	(3,592)
Retained earnings	28,188	26,436	10,595

Total stockholders’ equity	127,323	124,049	13,607

Total liabilities and stockholders’ equity	$156,242	$153,741	$61,652